October 27, 2020

Capital World Growth and Income Fund
333 South Hope Street
Los Angeles, California 90071

Dear Ladies and Gentlemen:

At your request, we have examined your Registration Statement on Form N-1A and the related Post-Effective Amendment No. 55 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an unlimited number of shares of beneficial interest, no par value, of the Fund, designated as Class 529-F-2 and Class 529-F-3 (collectively, the “Class 529-F Shares”). For purposes of this opinion, we have reviewed only the following documents and made no other investigation or inquiry: (i) a copy of the Amended and Restated Agreement and Declaration of Trust of the Fund (“Trust Agreement”), (ii) a copy of the Bylaws of the Fund and all supplements to, and amendments or restatements thereof, (iii) a copy of the Certificate of Trust of the Fund, and (iv) the Resolutions of the Board of Directors of the Fund relating to the authorization, issuance and sale of authorized Class 529-F Shares. We are familiar with the proceedings you have taken in connection with the authorization, issuance and sale of the Class 529-F Shares.

Based solely upon a review of your above mentioned records, the completeness and accuracy of which have been certified to us by you, which certification we have relied upon without any investigation with respect to the truth and accuracy thereof, and upon our knowledge of your activities, it is our opinion that the Class 529-F Shares upon issuance and sale in the manner described in the Registration Statement will constitute validly issued units of beneficial interest of the Fund which, under the Fund’s Trust Agreement, are deemed to be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

OMM_US:79157145